Exhibit 99.1



              Shoe Pavilion Announces a 7.8% Increase in
            Comparable Store Sales for Third Quarter 2005


    PINOLE, Calif.--(BUSINESS WIRE)--Oct. 6, 2005--Shoe Pavilion, Inc. (Nasdaq:SHOE) today announced comparable store net sales increased 7.8% for the third quarter ended October 1, 2005 from the same period last year. Net sales for the third quarter ended October 1, 2005 increased 20.1% to $24.8 million from $20.7 million for the same period last year.
    Comparable store net sales for the nine months ended October 1, 2005 increased 9.0% from the same period last year. Net sales for the nine months ended October 1, 2005 increased 19.8% to $73.1 million from $61.0 million for the same period last year.
    During the quarter ended October 1, 2005, the Company opened four new stores and closed two stores in which the leases had expired, bringing the total number of stores the Company operates to 89. Three of the new stores are located in Nevada. As part of its plan to operate larger stores, the Company relocated one of its stores from a 4,500 square foot location to a new better-situated 19,000 square foot location within the same mall. In the fourth quarter of 2005, the Company intends to open a new 23,000 square foot store to replace a 7,000 square foot store it closed during the third quarter. In addition, in the fourth quarter of 2005 the Company intends to relocate one of its stores from a 5,000 square foot location to a new better-situated 18,000 square foot location within the same mall.

    Shoe Pavilion is an independent off-price footwear retailer. It offers a broad selection of women's, men's and children's designer label and name brand footwear, typically at 20% to 60% below department store regular prices for the same shoes. The Company has 89 stores in California, Washington, Oregon, Arizona and Nevada.

    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause the Company's actual results to differ materially from management's current expectations. These factors include, without limitation, competitive pressures in the footwear industry, changes in the level of consumer spending on or preferences in footwear merchandise, economic and other factors affecting retail market conditions, the Company's ability to purchase attractive name brand merchandise at reasonable discounts, the availability of desirable store locations as well as management's ability to negotiate acceptable lease terms and maintain supplier and business relationships and open new stores in a timely manner. Other risk factors are detailed in the Company's filings with the Securities and Exchange Commission. The Company intends that these forward-looking statements to speak only at the time of this release and does not undertake to revise or confirm them as more information becomes available.


    CONTACT: Shoe Pavilion, Inc.
             John D. Hellmann, 510-222-4405